SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

File Number: 333-126158

Amendment No. 2 to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sputnik, Inc.
(Exact Name of registrant as specified in its charter)

Nevada	52-2348956	3576
(State or other jurisdiction	(IRS Employer	(Primary Standard
of incorporation)	Identification Number)	Industrial Classification Code)

650 Townsend Street, Suite 320
San Francisco, CA 94103
(415) 462-5685
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

David LaDuke, President
650 Townsend Street, Suite 320
San Francisco, CA 94103
415-462-5685
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
David LaDuke
650 Townsend Street, Suite 320
San Francisco, CA 94103
Fax: (415) 354-3342

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Dollar Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	500,000	$1.00	$500,000	$58.85

(1)  The offering price is the stated for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

SPUTNIK, INC.

500,000 Shares of Common Stock

Offering Price of $1.00 per Share

We are offering up to a total of 500,000 of common stock in a best efforts, no minimum, direct public offering, without any involvement of underwriters or broker-dealers. The offering price is $1.00 share. The offering will terminate within 120 days from the date of this prospectus.  At our sole discretion, we may extend the offering for an additional 120 days. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Our common stock will be sold by David LaDuke, our President and Director, and Arthur Tyde, our Director for no compensation.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. There is substantial doubt about our ability to continue as a going concern.  See "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2005.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	8
USE OF PROCEEDS	12
DILUTION	13
DETERMINATION OF OFFERING PRICE	15
PLAN OF DISTRIBUTION	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
DESCRIPTION OF SECURITIES	22
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	22
DESCRIPTION OF BUSINESS	23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	28
DESCRIPTION OF PROPERTY	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
EXECUTIVE COMPENSATION	41
FINANCIAL STATEMENTS	43
FINANCIAL STATEMENTS	43
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	61

PROSPECTUS SUMMARY

The prospectus summary contains a summary of all material terms of the prospectus. You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements section beginning on page F-1 prior to making an investment decision.

Organization

Sputnik, Inc. was incorporated in Delaware on September 27, 2001.  On February 10, 2005, we filed Articles of Conversion in Nevada and became a Nevada corporation.

Our mailing address is 650 Townsend Street, Suite 320, San Francisco, CA 94103, our telephone number is (415) 462-5685, and our fax number is (415) 354-3342.  Our website is www.sputnik.com, and contains information which is not a part of this registration statement.

Business

Our customers are service providers and businesses that want to offer their own, proprietary wireless internet access services to their customers.  These networks are commonly referred to as Wi-Fi networks.  However, our customers do not want to give the general public unrestricted access to these networks.  Further, they want the ability to be able to generate revenues from the operation of their networks.

Sputnik provides software that gives service providers and businesses the ability to control and limit access to their Wi-Fi networks.  It also provides them the ability to generate revenues from the operation of their networks.

Sputnik additionally provides Wi-Fi access point hardware and accessories, such as antennas.

The Offering

Securities Offered	500,000 shares of Common Stock

Shares of Common Stock Outstanding Before Offering	13,448,919 shares

Shares of Common Stock Outstanding After Offering (assuming sale of all shares offered)	13,948,919 shares

Use of Proceeds	General corporate purposes including working capital, marketing, research and development, and costs related to this offering.

Lack of Market for Company Securities	There is currently no market for our common stock; there is no assurance that any market will develop; if a market develops for our securities, it will likely be limited, sporadic and highly volatile.

Risk Factors

We face risks to continued operations including the fact that we need significant additional financing beyond what is raised through this prospectus; the fact that we operate in a new and dynamic market, which could quickly become obsolete; the fact that we face intense competition for our products, and therefore could be forced to lower prices below where they are profitable; the fact that our auditor has expressed a going concern regarding us; and the fact that our president controls a majority of the voting control of our company, and therefore has significant influence over all corporate decisions. Any of these risks may lead our being forced to abandon or curtail our business plan.

Summary Financial Information

You should read the summary financial information presented below for the nine months ended September 30, 2005 and the year ended December 31, 2004.  We derived the summary financial information from our unaudited and audited financial statements appearing elsewhere in this prospectus.  You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this prospectus.

	Nine Months Ended	Year Ended
	September 30, 2005 (unaudited)	December 31, 2004 (audited)

STATEMENT OF OPERATIONS DATA:

Revenues	$390,128	$329,429
Cost of Goods Sold	($189,621)	($172,400)
Operating Expenses	($264,284)	($898,610)
Net Income (loss)	($4,778)	$(744,357)

As of
September 30, 2005
(unaudited)
BALANCE SHEET DATA:

Cash and cash equivalents	$13,532
Working capital (deficit)	($4,090)
Total assets	$58,324
Total liabilities	$51,295
Stockholders' equity	$7,029

RISK FACTORS

In addition to the other information provided in this Prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

Our poor financial condition raises substantial doubt about our ability to continue as a going concern.

We have generated a net loss for each of the past two fiscal years and had a working capital deficit of $772,331 and an accumulated deficit of $880,148 as of December 31, 2004 and a working capital deficit of $4,090 and an accumulated deficit of $884,926 as of September 30, 2005.

Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business plans and secure additional funding sources and attain profitable operations.  We do not have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders.  Additional financing may not be available to us on favorable terms, if at all.  This offering may not raise the required funding.

Accordingly, our accountants have indicated there is substantial doubt about our ability to continue as a going concern over the next twelve months. Revenues have not been sufficient to cover operating costs and to allow us to continue as a going concern.  Our poor financial condition could inhibit our ability to continue in business or achieve our business plan.

Because the Wi-Fi business is new and there are many competitors offering free services, we may not be successful and the value of our securities could become worthless.

Our market, business software for Wi-Fi networks, is new and dynamic.  Downward price pressure of managed Wi-Fi access software and services due to the proliferation of free, open unmanaged Wi-Fi networks, competition from Wi-Fi technology providers, and competition from cellular broadband alternatives could reduce our market potential.  Additionally, some new product may be developed in the future, which will supplant Wi-Fi networks and render them obsolete.  If the price of, or demand for, managed Wi-Fi access software and services is depressed downward, or Wi-Fi networks become obsolete, we could lose clients, resulting in our not having sufficient demand for our software and forcing us to discontinue its business plan. If this were to happen, the value of our securities could become worthless.

Because our software system business depends upon our intellectual property rights, which we have not taken any formal legal action to protect against third parties, our revenues may be reduced.

We have currently not taken any formal legal steps to protect important intellectual property related to our software. We anticipate we will take these further steps upon securing additional funding. If we do not take these steps, our competitors could copy our technology, which, in turn could result in our revenues being reduced.

Our management decisions are made by David LaDuke, our president and CEO; if we lose his services, our revenues could be reduced.

The success of our business is dependent upon the expertise of David LaDuke, our President and Chief Executive Officer.  Because David LaDuke, our president and CEO is essential to our operations, you must rely on his management decisions.  David LaDuke, our president and CEO will continue to control our business affairs after the filing. We have not obtained any key man life insurance relating to him. If we lose his services, we may not be able to hire and retain another president and CEO with comparable experience. As a result, the loss of his services could reduce our revenues.  We have not entered into an employment agreement with Mr. LaDuke.

Because insiders control our activities, they may block or deter actions that you might otherwise desire that we take and may cause us to act in a manner that is most beneficial to such insiders and not to outside shareholders.

Our officers and directors control approximately 67% of our common stock. As a result, these insiders effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. Our insiders also have the ability to block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably and may cause us to act in a manner that is most beneficial to such insiders and not to outside shareholders.

The offering price of $1.00 share has been arbitrarily set by our Board of Directors and accordingly does not indicate the actual value of our business.

The offering price of $1.00 share is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value.  No independent investment-banking firm has been retained to assist in determining the offering price for the shares.  Accordingly, the offering price should not be regarded as an indication of any future price of our stock.

Sales of our common stock under Rule 144 could reduce the price of our stock.

As of November 2, 2005, there are 2,198,919 of our common stock held by non-affiliates and 11,250,000 shares of our common stock held by our officers and directors that Rule 144 of the Securities Act of 1933 defines as restricted securities.  This is in addition to the up to 500,000 shares we are offering in this offering.  Of the shares currently owned by non-affiliates, 268,314 may currently be resold without restriction as they have been held two or more years. Ninety days after the effective date of this registration statement, there are 10,981,686 shares held by our officers and directors that are eligible for resale under the price and volume limitations of Rule 144(e).

The availability for sale of substantial amounts of common stock under Rule 144 or otherwise could reduce prevailing prices for our securities.

Because this is a best efforts, self-underwritten no minimum offering, we may have less funds available that the $500,000 maximum offering amount, which may limit our ability to implement our business plan.

No commitment exists by any broker-dealers and/or agents to purchase all or any part of the Shares being offered hereby. We will sell the shares on a "best efforts, no minimum" basis. The funds available to us from the proceeds of the offering will be reduced to the extent that less than all the shares offered hereby are sold. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account.  Sale of less than the maximum number of shares may curtail implementation of our business plan.

Purchasers in this offering will experience immediate dilution.

The investors in this Offering are subject to dilution of the net tangible book value of their Common Stock immediately upon completion of the Offering. Purchasers of the securities offered hereby will incur an immediate dilution of $.97 in the net tangible book value per share of Common Stock from the Offering price at $1.00 per share, assuming all 500,000 shares are sold.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all members of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares.

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital.  These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

USE OF PROCEEDS

The table below depicts how we will utilize the proceeds of this Offering in the event that 250,000 and 500,000 shares are purchased.

Purpose	250,000 Shares	Percent	500,000 Shares	Percent

Consulting and Legal Fees (1)	$33,000	13%	$33,000	7%
General Operations (2)	$92,000	37%	$92,000	18%
Sales and Marketing (3)	$50,000	20%	$200,000	40%
Research and Development (4)	$75,000	30%	$175,000	35%

TOTAL:	$250,000	100%	$500,000	100%

(1)  Consulting and Legal Fees.  We have engaged GoPublicToday.com to perform consulting and advisory services in conjunction with the development of this registration statement. We currently intend to pay $10,000 of their fee from the proceeds of this offering. In addition, we intend to pay $14,000 of legal fees not related to this offering to prior corporate counsel.

(2)  General Operations.  These expenses are comprised primarily of software systems to automate our business, additional servers to add capacity and redundancy for our online services, expenses for telecommunications, accounting, acquisition of office equipment and supplies.

(3)  Sales and Marketing.  Expenses incurred in connection with sales of services and products, including sales commissions, public relations, advertising, and direct marketing expenditures.

(4)  Research and Development.  Expenses incurred to further develop our services and products to remain competitive and meet customer demands.

The amounts set forth above are estimates developed by management for the allocations of the net proceeds of this Offering based upon the current state of our business operations, our plans and current economic and industry conditions.  To the extent we raise less than $250,000, we will apply the  proceeds  in the following order of priority: General Operations,  Research and  Development, Sales and Marketing, Consulting and  Legal Fees.

The actual allocation of funds will depend on our success and growth. If results do not meet our requirements, we will reallocate the proceeds among the other contemplated uses of proceeds, as prudent business practices dictate.

No proceeds will be used, directly or indirectly, for officers and directors.

Pending application by us of the net proceeds of this offering, such proceeds may be invested in short-term, interest-bearing instruments.

DILUTION

At September 30, 2005, we had a net tangible book value of $7,029 or $0.00 per share of common stock. Net tangible book value per share is equal to our tangible assets less our total liabilities, divided by the number of shares of common stock outstanding on such date.

If we sell 50% of the Maximum Offering under this Prospectus, our proforma net  tangible  book value as of September 30, 2005 would be  $319,479 or $0.02 per share of common stock based on the 13,698,919 shares that would be outstanding. This  represents an immediate  increase in the net tangible book value per share to our  existing  shareholders  of $0.02 per share and an  immediate  dilution of $0.98 per share to those who purchase shares in this offering.

If we sell the Maximum Offering under this Prospectus, our proforma net  tangible  book value as of September 30, 2005 would be  $569,479  or $0.04 per share of common stock based on the 13,948,919 shares that would be outstanding. This  represents an immediate  increase in the net tangible book value per share to our  existing  shareholders  of $0.04 per share and an  immediate  dilution of $0.96 per share to those who purchase shares in this offering.

The following illustrates the per share dilution to new investors based on certain assumed numbers of shares sold in this offering:

50% of Maximum Offering

	Number of Shares Purchased	% of Class	Total Consideration	% of Total Consideration	Average Price per Share
Existing Shareholders	13,448,919	98%	$891,955	78%	$0.07
Public Shareholders	250,000	2%	$250,000	22%	$1.00

TOTAL	13,698,919	100%	$1,141,955	100%

100% of Maximum Offering

	Number of Shares Purchased	% of Class	Total Consideration	% of Total Consideration	Average Price per Share
Existing Shareholders	13,448,919	96%	$891,955	64%	$0.07
Public Shareholders	500,000	4%	$500,000	36%	$1.00

TOTAL	13,948,919	100%	$1,391,955	100%

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $500,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

o

our limited of operating history

o

the proceeds to be raised by the offering

o

the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders

o

our relative cash requirements

o

the price we believe a purchaser is willing to pay for our stock

PLAN OF DISTRIBUTION

We are offering up to a total of 500,000 of common stock in a best efforts, no minimum, direct public offering, without any involvement of underwriters or broker-dealers. The offering price is $1.00 per share. The offering will terminate within 120 days from the date of this prospectus.  At our sole discretion, we may extend the offering for an additional 120 days. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account.  There are no finders involved in our distribution.

We will sell the shares in this offering through our officers and directors, David LaDuke and Arthur Tyde. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

David LaDuke and Arthur Tyde each meet these conditions in that each:

o

is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

o

is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

o

is not at the time of their participation, an associated person of a broker/dealer; and

o

meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

David LaDuke and Arthur Tyde each are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealer. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Each person desiring to subscribe to the shares will be contacted directly by David LaDuke and Arthur Tyde and must complete, execute, acknowledge, and deliver to us a subscription agreement, which will contain, among other provisions, representations as to the investor's qualifications to purchase the Common Stock and his ability to evaluate and bear the risk of an investment in Sputnik. It is our current intention to commence soliciting offers by contacting persons previously known by David LaDuke and Arthur Tyde or by our existing stockholders.  By executing the subscription agreement, the subscriber is agreeing that if the subscription agreement is accepted by us, such subscriber will become a shareholder in Sputnik. Upon review and before acceptance of an investor, we will assess and adhere to the respective State Securities laws that may apply to such investor's state of residence.  We currently do not intend to advertise our securities for sale.  We have not yet determined where the shares will be sold; however, they will be registered in every state that requires registration before sale.

Promptly upon receipt of subscription documents by us, we will make a determination as to whether a prospective investor will be accepted as a shareholder in Sputnik. We may reject a subscriber's subscription agreement for any reason. Subscriptions will be rejected for failure to conform to the requirements of this prospectus (such as failure to follow the proper subscription procedure), insufficient documentation, or such other reasons that we determine to be in the best interest of the investor and Sputnik. If a subscription is rejected, in whole or in part, the subscription funds, or portion thereof, will be promptly returned to the prospective investor without interest by depositing a check (payable to said investor) in the amount of said funds in the U.S. mail, certified returned-receipt requested.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

o

Execute and deliver a subscription agreement

o

Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "SPUTNIK, INC."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

No Merger or Acquisition

We have no plans or intention, preliminary or otherwise, to enter into a merger or acquisition and we have had no discussions with GoPublicToday.com or any of its affiliates including M&A Capital Advisers regarding any plans of merger or acquisition involving Sputnik.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

In May 2005, we settled a dispute that clarified certain proprietary rights with a former officer and director of Sputnik, David Sifry, and the new company he formed, Technorati. Technorati paid us $61,000 and issued 20,000 shares of its common stock to Sputnik. The former officer and director returned to us 1,100,000 shares of our common stock. All of these transactions were completed and the cash and shares have been paid.

Technorati is not publicly traded, nor is it part of a publicly traded company.  No financial statements of Technorati could be obtained, and no market for the shares could be determined.  There was no basis to value the shares received, and therefore, no value was assigned, and no additional gain was recognized for the shares.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Board of Directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation, death, or removal. Our directors and executive officers are as follows:

Name	Age	Position

David LaDuke	45	President, Chief Executive Officer, Treasurer, Secretary and Director

Arthur Tyde	40	Director

David LaDuke, President and Chief Executive Officer

Mr. LaDuke has served as President and Chief Executive Officer of Sputnik since February 2002. Since April 12, 2005, Mr. LaDuke has served as our Treasurer.  Since November 2003, he has served as Secretary of Sputnik. In November 1998, he co-founded Linuxcare Inc., now Levanta, Inc., a provider of enterprise services for open-source software. He served as Vice President of Marketing there until April 2001. From June 2001 to July 2003 and March 1993 to November 1998, Mr. LaDuke was an independent consultant in technology, marketing and business strategy for various companies including Apple Computer, Crystal Decisions, Netscape Communications, Oracle Corporation, Pinnacle Systems, Silicon Graphics, and others. From November 1989 to February 1993, Mr. LaDuke worked as the manager of publishing industry marketing at NeXT Computer, Inc., a computer manufacturing company acquired by Apple Computer in 1996.  From September 1986 to October 1989, Mr. LaDuke worked in marketing positions at Apple Computer, Inc. Mr. LaDuke earned an M.B.A. from the Tuck School of Business Administration at Dartmouth College in 1985, an M.F.A. from Columbia University in 1983 and an A.B. from Columbia College, Columbia University in 1982.

Arthur Tyde, Director

Mr. Tyde has served as a Director for Sputnik since February 2002.  From February 2002 to June 30, 2003, Mr. Tyde served as our Chief Operating Officer and Director of Sales. In March 2005, Mr. Tyde accepted a position as the Chief Technology Officer of The Free Standards Group, a nonprofit organization dedicated to developing and promoting open-source software standards. From June 1999 to January 2003, Mr. Tyde served as the Executive Vice President of Linuxcare Inc., now Levanta, Inc., which he co-founded.  From September 1998 to June 1999, he served as the Chief Executive Officer of Linuxcare Inc. From January 1996 to September 1998, he served as a Consultant with Hall Kinion.  Mr. Tyde received a Bachelors degree from Michigan State University in Telecommunications in 1988.

Directors serve for a one-year term.  Our Bylaws provide for three to nine directors.

Board Committees

We currently have no compensation committee or other board committee performing equivalent functions. Currently, all members of our board of directors participate in discussions concerning executive officer compensation.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings Concerning Management

No officer or director has been involved in legal proceedings that would be material to an evaluation of our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage Beneficially Owned Before Offering*	Percentage Beneficially Owned After Offering(1)(2)*
David LaDuke 650 Townsend St., Suite 320 San Francisco, CA 94103 President, Chief Executive Officer, Treasurer and Director	8,000,000	59.5%	57.4%
Arthur Tyde 650 Townsend St., Suite 320 San Francisco, CA 94103 Director	1,000,000	7.4%	7.2%
Kathy Giori 650 Townsend St., Suite 320 San Francisco, CA 94103	1,250,000	9.3%	9.0%
Scott Hutton 423 Dell Ave. Mountain View CA 94035	1,000,000	7.4%	7.2%
GoPublicToday.com, Inc. [1] 5770 El Camino Road Las Vegas, NV 89118	1,250,000	8.8%	8.5%
All Officers and Directors as a Group (2 persons)	9,000,000	66.9%	64.5%

(1) Mr. Stephen Brock is the principal of GoPublicToday.com., Inc.  Includes 750,000 shares to be issued to Public Company Management Corporation of which Mr. Brock is the principal upon effectiveness of this registration statement.

(2)  Assuming the sale of all Shares offered under this Prospectus.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 13,448,919 shares of common stock outstanding as of November 1, 2005.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 50,000,000 shares of common stock, $.001 par value per share. We had 13,448,919 shares of common stock issued and outstanding as of November 2, 2005.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine.  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.  There is no cumulative voting of the election of directors then standing for election.  The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of our business, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.  Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, subject to the provisions of Nevada Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Sputnik, Inc. was incorporated in Delaware on September 27, 2001.  On February 10, 2005, we filed Articles of Conversion and new articles of incorporation in Nevada and became a Nevada corporation due to lower annual corporate filing fees.

There have been no reclassifications, mergers, consolidations or purchases or sales of significant amounts of assets not in the ordinary course of our business in the past three years.  All of our business developments in the past three years are described below.

Our mailing address is 650 Townsend Street, Suite 320, San Francisco, CA 94103, our telephone number is (415) 462-5685, and our fax number is (415) 354-3342.  Our website is www.sputnik.com, and contains information which is not a part of this prospectus.

Our customers are service providers and businesses that want to offer their own, proprietary wireless internet access services to their customers.  These networks are commonly referred to as Wi-Fi networks.  However, our customers do not want to give the general public unrestricted access to these networks.  Further, they want the ability to be able to generate revenues from the operation of their networks.

Sputnik provides software that gives service providers and businesses the ability to control and limit access to their Wi-Fi networks.  It also provides them the ability to generate revenues from the operation of their networks as follows:

*

Our software can be configured by these service providers and businesses to require users to pay a fee for wireless internet access.

*

It can alternatively be configured to require users to view service provider or business marketing information or advertising before the users can obtain free access to the networks.

Our software further enables service providers to monitor the status of their networks from anywhere over the internet, to remotely control wireless access points on their network, and to remotely upgrade software running on these access points.

Sputnik software has been developed by independent contractors hired by us on a project basis. Based upon our agreements with the contractors, the form of which is filed as an exhibit, intellectual property rights to the software are owned exclusively by Sputnik. Apart from Scott Hutton, no longer affiliated with us, and Kathy Giori, who is still affiliated with us, none of these contractors has contributed material components of our product offering. In view of the difference in materiality of services provided by Scott Hutton and Kathy Giori, our agreements with Scott Hutton and Kathy Giori are filed separately as exhibits.

Sputnik additionally provides Wi-Fi access point hardware and accessories, such as antennas and power supplies. We purchase standard Wi-Fi hardware components from original equipment manufacturers,  on an as-needed basis. We then configure these components to work with our software.  There are many suppliers of the standard Wi-Fi hardware that we use.  Our current suppliers are Linksys, a division of Cisco Systems, Inc.;  ValuePoint  Networks; and Zcomax Technologies.

Wi-Fi access points and related equipment that we resell operate  in  unlicensed radio frequencies.  The wireless access points that  we  resell are subject to Part 15 of Title 47 of the Code of  Federal  Communications Commission regulations that apply to the  use of low-power, unlicensed wireless devices. We require that  the equipment we  purchase from original equipment manufacturers  for resale fully  complies with these regulations. If at some  point in the future  Sputnik builds proprietary Wi-Fi access point  hardware, we will take  all necessary steps to  comply with these  regulations. Sputnik  software technology works with networks  operating in both licensed  and unlicensed radio frequencies, and  we do not anticipate that any  probable changes to governmental  regulations will materially affect us.

Based on recent trends, we believe that there will be increased demand for public-access Wi-Fi services, enabling people to wirelessly access the Internet from public venues. JiWire, an online hotspot directory (www.jiwire.com), currently lists 79,691 Wi-Fi "hotspots" in 105 countries. Correspondingly, Wi-Fi hardware sales should continue to experience growth. According to Infonetics Research, Inc. ("Infonetics"), an international market research and consulting firm covering the data networking and telecommunications industries in North America, Europe, and Asia (www.infonetics.com), over 84 million Wi-Fi hardware units are forecast to ship in 2007,  and Wi-Fi hardware revenue is forecast to top $3.7 billion in 2007.

Marketing

Currently, Sputnik software and hardware is sold through our  online  store at www.sputnik.com. Sputnik customers include  Internet service  providers, wireless Internet service providers,  network system  integrators, and hotspot providers. These  customers purchase and install, at their  expense, Sputnik Wi-Fi technology in  businesses and public venues  such as hotels, airports, resorts,  RV parks, commercial and  residential real estate, cafes, and  marinas. We reach these customers through  paid online advertising on Google.  We do not install our products ourselves.  We do not sell directly to the venues described above. No customer accounts for more than 10% of our revenues.

We license our software on a per wireless access point basis. Software license fees start at $299 per access point and decline based on volume. For example, the per wireless access point license fee if purchasing 10 licenses at once is $169.90. In addition we license add-on software modules that enhance the capabilities of our core software on a per-server basis. These add-on software modules cost between $299 and $499. There are no volume discounts for add-on software modules.

We also provide ongoing services in the form of monthly and annual software subscriptions on a per wireless access point basis. Software subscription fees per access point range from $19.95 to $29.95 monthly, or $199 to $299 annually, depending upon level of service. Volume discount schedules for software subscriptions for up to 10 wireless access points are available. For example, the average per wireless access point subscription fee, when 10 access points are subscribed, ranges from $11.99 to $17.99 monthly, or $119.80 to $179.80 annually, depending upon level of service.

Our hardware ranges from $89 to $399 per access point depending upon the features the customer selects, $99 to $169 for antennas depending upon the features the customer selects, and $69 for power accessories. We do not offer volume discounts on hardware.

In addition, we offer the following on-going services:  online and phone-based technical support services, and both online and in-person training at our facilities.  Sputnik offers three levels of technical support:

o

Free support. Free installation support is provided for 90 days from date of purchase, and is available by email only.

o

Priority support. Each support incident costs $50 for up to 30 initial minutes of troubleshooting, and $25 for each additional 15 minutes of support or any portion thereof.

o

Urgent support. Each support incident costs $150 for up to 30 initial minutes of troubleshooting, and $50 for each additional 15 minutes of support or any portion thereof.

Competition

Our market, business software for Wi-Fi networks, is new and dynamic.  Downward price pressure of managed Wi-Fi access software and services due to the increase of free, open and unmanaged Wi-Fi networks, competition from Wi-Fi technology providers, and competition from cellular broadband alternatives could reduce our market potential.  Additionally, new products may be developed in the future that will supplant Wi-Fi networks and render them obsolete.  If the price of, or demand for, managed Wi-Fi access software and services is depressed downward, or Wi-Fi networks become obsolete, we could lose client market, resulting in insufficient demand for our software.

Many of our current and potential competitors, including Cisco Systems, Inc. (NASDAQ: CSCO), Linksys (a division of Cisco Systems), Netgear Inc. (NASDAQ: NTGR), D-Link Corporation, (Taiwan: 2332.tw), and a number of start-up companies currently operate in the Wi-Fi market. They have significantly greater name recognition, better access to capital, more established distribution networks and relationships with customers.

Sputnik is a much smaller company than our larger competitors. Our ability to compete successfully will depend on a number of factors both within and outside our control, including:

o

product innovation;

o

product quality and performance;

o

customer service and support;

o

the experience of our sales, marketing and service professionals;

o

rapid development of new products and features;

o

price; and

o

product and policy decisions announced by competitors.

We intend to compete by focusing on developing and marketing affordable, easy-to-use software and services that enable our customers to:

o

charge for Wi-Fi access; and

o

offer free Wi-Fi services supported by branding or advertising.

Our software currently allows our customers to provide these services.

Patents, Trademarks, Copyrights and Licenses

"Sputnik" is our registered trademark in International Class 009, specifically for computer hardware and software for use in providing Internet access.

Research and Development

During each of our fiscal years ending December 31, 2004 and 2003, we have expensed $79,565 and $70,181, respectively, for research and development.

Employees

We have no employees.  All persons who provide services to us are independent contractors.  We have filed our standard form independent contractor agreement as an exhibit to this registration statement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our customers are service providers and businesses that want to offer their own, proprietary wireless internet access services to their customers.  These networks are commonly referred to as Wi-Fi networks.  However, our customers do not want to give the general public unrestricted access to these networks.  Further, they want the ability to be able to generate revenues from the operation of their networks.

Sputnik provides software that gives service providers and businesses the ability to control and limit access to their Wi-Fi networks.  It also provides them the ability to generate revenues from the operation of their networks.

Sputnik additionally provides Wi-Fi access point hardware and accessories, such as antennas and power supplies.

Results of Operations For the Nine Months Ended September 30, 2005 Compared to the Nine Months Ended September 30, 2004

We had revenue of $390,128 for the nine months ended September 30, 2005, which was an increase of $137,583 over our revenue for the nine months ended September 30, 2004, which was $252,545.   Our revenue increased as a result of a greater amount of sales which were generated through web search advertising, public relations, and word of mouth. In addition to the effect of increased awareness of Sputnik products, our sales growth can be attributed to the introduction of new products and services, repeat purchases by customers who initially ordered test systems, and increased overall market acceptance of Wi-Fi technology. We expect these same trends to drive future sales growth. In both quarters our revenue streams included: hardware (Wi-Fi access points, antennas, and accessories) and proprietary Sputnik software. In the September 30,  2004 quarter revenues broke down as follows: 60% hardware, 40% software. In the September 30, 2005 quarter, revenues broke down as follows: 74% hardware, 26% software.   Profit margins on the resale of hardware ranges from 20% on  antennas  to 40% on for Wi-Fi access points.

Our cost of goods sold increased $55,442, to $189,621, for the nine months ended September 30, 2005, as compared to cost of goods sold of $134,179 for the nine months ended September 30, 2004.  Our cost of goods sold increased as a direct result of greater sales of our products.

We had gross profit of $200,507 for the nine months ended September 30, 2005, which was an increase of $82,141 when compared to our gross profit for the nine months ended September 30, 2004, which was $118,366. Our increase in gross profit was attributable to the increase in our sales. Additionally, the increased volume of sales for the fiscal nine months ending September 30, 2005, enabled us to decrease our per-unit hardware cost of goods sold due to higher volume discounts that we achieved on purchases of third-party Wi-Fi access points, antennas, and accessories which we resell as Sputnik-branded hardware products.

Our operating expenses increased $117,776, to $264,284 for the nine months ended September 30, 2005, as compared to operating expenses of $146,508 for the nine months ended September 30, 2004. Our operating expenses for the nine months ended September 30, 2005 included $161,218 in general and administrative costs, a $131,566 increase over general and administrative expenses of $29,652 for the nine months ended September 30, 2004 and depreciation and amortization expense of $1,539 which was not an expense for us for the nine months ended September 30, 2004.  Non-cash compensation increase by $57,091 from $6,909 in 2004 to $64,000 in 2005.  The increase in non-cash compensation and general and administrative expenses included increased expenses in connection with consulting fees, accounting, auditing and other fees relating our going public, plus non-material increases in our rent, increased general office expenses due to increases in our staff, hosting fees in connection with SputnikNet, and increases in our advertising and public relations  expenses.  Other income and losses included an increase in interest expense of $1,989, to $2,001 for the nine months ended September 30, 2005, as compared to interest expense of $12 for the nine months ended September 30, 2004 and a legal settlement of $61,000. A copy of the settlement agreement is filed as an exhibit.

We had a net loss of $4,778 for the nine months ended September 30, 2005, which represented a decrease of $23,376 from our net loss for the nine months ended September 30, 2004, which was $28,154.

Results of Operations For the Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

We had revenue of $329,429 for the year ended December 31, 2004, which was an increase of $304,669 over our revenue for the year ended December 31, 2003, which was $24,760.  The increase in sales revenue in the fiscal year ended December 31, 2004 is attributable to the fact that we shipped the first commercially available version of our product in November 2003, resulting in our having less than two full months of sales activity for the fiscal year ended December 31, 2003. Our revenue also increased as a result of a greater amount of sales which were generated through public relations, word of mouth, and web search advertising, which we did not run in the year ended December 31, 2004. In addition to the effect of increased awareness of Sputnik products, our sales growth can be attributed to the introduction of new products and services, repeat purchases by customers who initially ordered test systems, and increased overall market acceptance of Wi-Fi technology. We expect these same trends to drive future sales growth. (43) In both years our revenue streams included: hardware (Wi-Fi access points, antennas, and accessories) and proprietary Sputnik software. In the year ended December 31, 2003 our revenues broke down as follows: 83% hardware, 17% software; the predominant source of revenues was hardware due to the fact that, until November 2003, under the terms of our beta program, we sold Wi-Fi access point hardware and provided our beta software for free. In the year ended December 31, 2004, revenues broke down as follows: 55% hardware, 45% software.

Our cost of goods sold increased $155,902, to $172,400, for the year ended December 31, 2004, as compared to cost of goods sold of $16,498 for the year ended December 31, 2003.

Our cost of goods sold increased as a direct result of greater sales of our product.

We had gross profit of $157,029 for the year ended December 31, 2004, which was an increase of $148,857 when compared to our gross profit for the year ended December 31, 2003, which was $8,172.  Our increase in gross profit was attributable to the increase in our sales.  Additionally, the increased level of sales for the year ended December 31, 2004, enabled us to decrease our per-unit hardware cost of goods sold due to volume discounts that we achieved on purchases of third-party Wi-Fi access points, antennas, and accessories which we resell as Sputnik-branded hardware products.

Our operating expenses increased $810,800, to $898,610 for the year ended December 31, 2004, as compared to operating expenses of $87,810 for the year ended December 31, 2003.  Our operating expenses for the year ended December 31, 2004 included $685,925 in non-cash compensation, a $685,675 increase over expenses of $250 for the year ended December 31, 2003. This difference was due to increased stock issued for services to consultants and contactors.  General  and administrative costs increased to $132,852 for 2004 from $17,379 in 2003 due to increased operations.  Research and development increase by $9,384 to $79,565 in 2004 from $70,181 in 2003.  Depreciation expense was $268 in the year ended December 31, 2004; there was no depreciation expense for us for the year ended December 31, 2003.

We had interest expense of $2,776 for the year ended December 31, 2004, as compared to $0 for the year ended December 31, 2003.

We had a net loss of $744,357 for the year ended December 31, 2004, which represented an increase of $664,719 in net loss from our net loss for the year ended December 31, 2003, which was $79,638.

Liquidity and Capital Resources

We had total assets of $58,324 as of September 30, 2005, which consisted of total current assets of $47,205, which included cash of $13,532, accounts receivable of $570, inventory of $31,753 and prepaid expenses of $1,350; property and equipment of $8,419; and deposit of $2,700.

We had total liabilities of $51,294 as of  September 30, 2005, which consisted solely of current liabilities and included $42,015 of accounts payable, and $9,279 of other current liabilities.  Our bank revolving line of credit had a balance of -0- at September 30, 2005 and is personally secured by the assets of our Directors, David LaDuke and Arthur Tyde. It has a maximum borrowing amount of $107,000, bearing interest at a variable annual rate which was 8.5% as of September 30, 2005.

We had an accumulated deficit of $884,789, as of September 30, 2005.

We had net cash provided by operating activities of $1,790 for the nine months ended September 30, 2005, which consisted of net loss of $4,778, depreciation of $1,539, stock issued for services of $15,050, changes in accounts receivable of $5,035, inventory of $3,541, prepaid expenses of $20, and accounts payable and accrued liabilities of ($18,617).

We had net cash used by investing activities of ($7,011) for the nine months ended September 30, 2005, which consisted of purchase of property and equipment of ($7,011).

We had $10,182  in net cash provided by financing activities for the nine months ended September 30, 2005, which consisted of net payment on the line of credit of ($70,818), and a deposit on stock payable of $81,000.

Historically our cash has been provided by collection of sales revenues and short-term bank line of credit bearing an interest rate of 8% at December 31, 2004. Other than our contract with GoPublicToday.com and the commitment to pay off our legal debt to DLA Piper Rudnick Gray Cary, LLC, both described elsewhere, there are no major outstanding cash commitments. As we expand, we may need to make sizeable cash commitments to secure inventory, and the impact of this potential trend on our business is uncertain. We believe that our mix of capital resources will shift from short-term debt to equity-based financing as we become a public company, which will cause dilution of current shareholders. Because Sputnik keeps minimal inventories and receivables, the predominant component of our liquidity is our cash on hand. Prior to the year ended December 31, 2003, we compensated our consultants primarily with equity. In the year ended December 31, 2004, and going forward, we will need to compensate consultants at market rates, which will require a substantial increase in our capital needs. We also anticipate that continued growth of our company will require a substantial increase in capital needs. We believe that we can better serve these future capital requirements by issuing equity.

Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business plans and secure additional funding sources and attaining profitable operations.  We do not have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders.  Additional financing may not be available to us on favorable terms, if at all.  This offering may not raise the required funding.

Accordingly, our accountants have indicated there is substantial doubt about our ability to continue as a going concern over the next twelve months. Revenues have not been sufficient to cover operating costs and to allow us to continue as a going concern.  Our poor financial condition could inhibit our ability to continue in business or achieve our business plan.

Critical Accounting Estimates

Due to the nature of our business, the majority of Sputnik's revenue is recognized either upon shipping of product or delivery of service. Less than 2% of our overall revenue is deferred, as it is associated with annual software subscriptions, recognized over the period of the subscription. Stock for compensation is computed at fair value.  Since we carry minimal inventories we do not set aside an inventory allowance. We make estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statement of operations, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

DESCRIPTION OF PROPERTY

We currently rent office space from Zoro, LLC, a California Limited Liability Company , at 650 Townsend Street, Suite 320, San Francisco, CA 94103.  The rental cost is $1,350 per month.  We signed a two year lease on January 1, 2005 for the office space, which encompasses approximately 1,145 usable square feet.   As part of our lease with Zoro, we agreed to install access points on the rental property sufficient to provide adequate Wi-Fi coverage to the entire lobby of the building, including broadband Internet service, access points and antennas.

We do not anticipate any significant difficulties in renewing any facility leases or in leasing alternative or additional space, if required. We own substantially all of our other equipment, consisting principally of computers and servers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In April 2005, we memorialized in a Board of Director's meeting our plans regarding the issuance of stock to our founders and consultants. The Audited Financial Statements for the year ended December 31, 2004 include 6,394,061 shares that were approved but not issued as of December 31, 2004 but were issued in 2005 as follows:

Name of person	Number of shares	Relationship
David LaDuke	6,000,000	Founder and CEO
Vesna Swartz	139,295	Former Vice President of Marketing and Business Development
David Michmerhuizen	100,000	Contract software engineer
Others, none of whom comprise less than 1/2% of the total shares approved	154,766	Various contractors and company advisors
Total	6,394,061

Vesna Swartz purchased her shares for $41.79 in 2004. All other shares were granted in exchange for services provided to Sputnik.

These shares were valued at $632,441 on our financial statements based upon contemporaneous cash stock sales to non-affiliates.

In May 2005, we settled a dispute that clarified certain proprietary rights with a former officer and director of Sputnik, David Sifry, and the new company he formed, Technorati. Technorati paid us $61,000 and issued 20,000 shares of its common stock to Sputnik. The former officer and director returned to us 1,100,000 shares of our common stock.

In December 2004, we engaged GoPublicToday.com to perform consulting and advisory services in conjunction with the development of this registration statement that will be used in the sale of our securities to the public. Under the terms of our contract, GPT will provide the following services:

o

A Business Plan Review

o

Coordination of audit,  SB-2 Registration Statement, and Form 8-A Registration Statement preparation

o

Coordination with an NASD market maker for the preparation of the Form 211 to be filed with the NASD

For these services to be performed in 2004 and 2005, Sputnik agreed to pay GPT $74,000 plus 500,000 shares of Sputnik stock. As of December 31, 2004, Sputnik has made no cash payments to GPT and none of this obligation is recorded. However, cost associated with the 500,000 shares of Sputnik stock is included in the 2004 statement of operations.  As of September 30, 2005, we have paid GPT $61,539.85.

In order to deal with on-going SEC compliance issues, Sputnik has agreed  to retain an affiliate of GoPublicToday.com, Inc., PCMS, under a separate contract.  The fee on this contract is 750,000 shares, with certain registration rights, plus $4,000 per month.  There are no other contracts, agreements or understandings with any other affiliate of GoPublicToday.com, Inc.  M&A Capital Advisers, LLC, a former affiliate, has terminated its registration and will be providing no services.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.  Mr. LaDuke and Mr. Tyde may be deemed promoters of Sputnik.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales.  Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.  We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse, is considered an accredited investor.  In addition, under the penny stock regulations the broker-dealer is required to:

o

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

o

Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

o

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

o

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Holders

As of the date of this prospectus, we had 57 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission.   We will voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement.   The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended December 31, 2004 and 2003 by our CEO.

Name & Principal Position	Year	Salary ($)	Non-cash compensation
David LaDuke CEO, President, and Director	2004	$17,000	$600,000
	2003	$200

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer.

Board Compensation

Members of our Board of Directors do not receive cash compensation for their services as Directors, although Directors may be reimbursed for reasonable expenses incurred in attending Board or committee meetings.

INTEREST OF NAMED EXPERTS

The financial statements incorporated by reference to this prospectus have been audited by Malone & Bailey PC, which are independent certified public accountants, to the extent and for the periods set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., received 15,000 shares of stock of Public Company Management Corporation, an affiliate of GoPublicToday.com, Inc., our consultant, in connection with the offering.  Although these shares are due, they have not yet been issued and will be valued at the trading price of Public Company Management Corporation at the date of issue.  The cost of these services was included in the compensation paid to GoPublicToday.com.   He also receives $20,000, payable in four equal stages:  $5,000 each upon commencement of work, filing of registration statement, effectiveness of registration statement and date Sputnik receives ticker symbol.  His engagement agreement also provides:   If at any time you abandon this project whether or not the work is completed, all fees, cash and stock, paid to date will be retained by this firm for services rendered to date of termination or completion. Further, If at any time you terminate this agreement except for my material non-performance, the entire remaining unpaid fee shall become due and payable in full.

FINANCIAL STATEMENTS

(a)    Audited Financial Statements as of December 31, 2004 and the Years Ended December 31, 2004 and 2003

(b)    Reviewed Unaudited Financial Statements as of September 30, 2005 and the Three and Nine Month Periods Ended September 30, 2005 and 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

   Sputnik, Inc.

   San Francisco, California

We have audited the accompanying balance sheet of Sputnik, Inc. as of December 31, 2004, and the related statements of operations, stockholders' deficit and of cash flows for each of the two years then ended. These financial statements are the responsibility of the management of Sputnik, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sputnik, Inc. as of December 31, 2004, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Sputnik will continue as a going concern. As shown in the financial statements, Sputnik has suffered recurring losses from operations and has a working capital deficiency and a deficiency in equity at December 31, 2004. These factors and others raise substantial doubt about Sputnik's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2 to the financial statements. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or to the amounts and classification of liabilities that might be necessary in the event Sputnik cannot continue in existence.

As discussed in Note 8, errors resulting in an understatement of expenses and an understatement in liabilities were discovered by management in 2005.  Accordingly, the financial statements as of December 31, 2004 and each of the two years then ended have been restated.

MALONE & BAILEY, PC

www.malone-bailey.com

Houston, Texas

April 15, 2005 (September 3, 2005 as to the effects of the restatement discussed in Note 8)

SPUTNIK, INC.

BALANCE SHEET

December 31, 2004

(Restated)

ASSETS
Current Assets
Cash	$ 8,571
Accounts receivable	5,606
Inventory	35,292
Prepaid expenses	1,370

Total Current Assets	50,839

Property and equipment, net of accumulated depreciation of $268	2,947

Deposit	2,700

TOTAL ASSETS	$ 56,486

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Bank revolving line of credit	$ 70,820
Accounts payable	65,263
Stock payable	682,441
Other current liabilities	4,646

Total Current Liabilities	823,170

Stockholders' Deficit
Common stock, $.001 par value, 50,000,000 shares authorized,
6,694,358 shares issued and outstanding	6,694
Paid-in capital	106,770
Retained deficit	(880,148)

Total Stockholders' Deficit	(766,684)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 56,486

See summary of accounting policies and notes to financial statements.

SPUTNIK, INC.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2004 and 2003

	2004	2003
	(Restated)	(Restated)

Revenue	$ 329,429	$ 24,670
Cost of goods sold	172,400	16,498

Gross profit	157,029	8,172

Expenses
Non-cash compensation	685,925	250
General and administrative costs	132,852	17,379
Research and development	79,565	70,181
Depreciation and amortization	268	-
Total operating expense	898,610	87,810

Operating Loss	(741,581)	(79,638)

Interest expense	(2,776)	-

NET LOSS	$(744,357)	$(79,638)

Basic and diluted loss per share	$(0.11)	$(0.02)
Weighted average shares outstanding	6,694,358	4,562,151

See summary of accounting policies and notes to financial statements.

SPUTNIK, INC.

STATEMENTS OF STOCKHOLDERS' DEFICIT

Years Ended December 31, 2003 and 2004

(Restated)

	Common		Paid In	Retained
	Shares	Stock	Capital	Deficit	Totals
Balances,
December 31, 2002	4,368,314	4,368	39,315	(56,153)	(12,470)
Stock issuances
For services	2,321,677	2,322	67,328		69,650
For cash	4,367	4	127		131
					-
Net loss				(79,638)	(79,638)

Balances,
December 31, 2003	6,694,358	6,694	106,770	(135,791)	(22,327)

Net loss				(744,357)	(744,357)

Balances,
December 31, 2004	6,694,358	6,694	106,770	(880,148)	(766,684)

See summary of accounting policies and notes to financial statements.

SPUTNIK, INC.

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004 and 2003

	2004	2003
	(Restated)	(Restated)
Cash Flows from Operating Activities
Net loss	$(744,357)	$(79,638)
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	268	-
Issuance of stock for services	-	69,650
Deposit	(2,700)	-
Changes in working capital:
Accounts receivable	(5,606)	(4,109)
Inventory	(31,183)	-
Prepaid expenses and other current assets	337	(1,707)
Accounts payable and other current liabilities	36,634	13,906
Stock payable	682,385	-
Net cash provided (used)
by operating activities	(64,222)	(1,898)

Cash Flows from Investing Activities
Purchase of property and equipment	(3,215)	-
Net cash used by investing activities	(3,215)	-

Cash Flows from Financing Activities
Line of credit	70,820	-
Deposit on stock payable	56	131
Net cash provided by financing activities	70,876	131

Net change in cash	3,439	(1,767)

Cash at beginning of year	5,132	6,899
Cash at end of year	$ 8,571	$ 5,132

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$ 2,764	$ -
Cash paid for income taxes	-	-

See summary of accounting policies and notes to financial statements.

SPUTNIK, INC.

Notes to Financial Statements

Years Ended December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business. Sputnik, Inc. ("Sputnik") is incorporated in the State of Nevada. Sputnik provides software for public Wi-Fi services. Sputnik's software is designed to give service providers and businesses the ability to control access to their Wi-Fi networks, and to offer free, branded, or fee-based Wi-Fi services. The software also enables centralized, web-based management of Wi-Fi networks. Sputnik also provides Wi-Fi hardware components that are pre-configured to work with Sputnik software.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statement of operations, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the statement of cash flows, Sputnik considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition. Sputnik recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. This typically occurs when the product is shipped or service provided. Sputnik is responsible for fulfillment of the product or service, including the acceptability of the product or service ordered or purchased. Sputnik takes title to a product before it is ordered by a customer and has latitude in establishing a price with the customer. In all cases Sputnik reconfigures the software prior to delivery to the customer using multiple suppliers with discretion in choosing between suppliers. Sputnik is involved in the determination of product or service specifications. Sputnik has both physical loss inventory risk and credit risk. Sputnik generates services revenues primarily by selling monthly or annual subscriptions to its software, which it hosts on its servers. In addition, it generates service revenues by selling technical support, online or in-person training sessions, and online configuration services.

Allowance for Doubtful Accounts. Bad debt expense is recognized based on management's estimate of likely losses per year, past experience and an estimate of current year uncollectible amounts. There was no allowance for doubtful accounts as of December 31, 2004.

Inventory that consists of finished goods to be sold to customers that use them to build Sputnik wireless networks is stated at the lower of average cost or market.

Property and Equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated five-year useful lives of the assets.

Impairment of Long-Lived Assets. Sputnik reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Sputnik assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Stock Compensation.  Sputnik issues stock as compensation to consultants for services rendered.  These shares are recorded at the fair value of the stock as measured on the date or dates the services were rendered.

Income taxes. Sputnik recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Sputnik provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share are computed by dividing the net loss by the weighted average number of shares of common stock and common stock equivalents outstanding during the years. Common stock equivalents consist of common stock issuable under Sputnik's stock compensation plan for its consultants. Common stock equivalents are not included in diluted loss per share calculations because they would be anti-dilutive.

Recently issued accounting pronouncements. Sputnik does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that Sputnik will continue as a going concern. As shown in the accompanying financial statements, Sputnik suffered recurring losses of $744.357 and $79,638 in 2004 and 2003, respectively, has an accumulated deficit of $880,148 and a working capital deficit of $766,684 at December 31, 2004. These conditions raise substantial doubt as to Sputnik's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if Sputnik is unable to continue as a going concern. Management intends to finance these deficits by selling its common stock.

NOTE 3 - BANK REVOLVING LINE OF CREDIT

Sputnik has a revolving line of credit that is secured by the assets of certain stockholders. The line of credit has a maximum borrowing amount of $95,000, and an interest rate of 8% at December 31, 2004.

NOTE 4 - INCOME TAXES

Sputnik uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2004 and 2003, Sputnik incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carryforward has been fully reserved. The cumulative net operating loss carryforward is approximately $480,000 at December 31, 2004, and will expire in years 2022 through 2024.

At December 31, 2004, deferred tax assets consisted of the following:

Net operating losses	$ 164,000
Less: valuation allowance	(164,000)

Net deferred tax asset	$ 0

NOTE 5 - COMMITMENTS

Sputnik leases office space under an operating lease that expires in December 2006 that requires monthly rental payments of $1,350, for an aggregate of $16,200 in 2005 and 2006. Sputnik incurred no rent expense in 2004 or 2003 as the result of an arrangement made by one of Sputnik's stockholders.

In December 2004, Sputnik engaged GoPublicToday.com (GPT) to perform consulting and advisory services in conjunction with the development of a registration package that could be used in the sale of Sputnik securities to the public. For these services to be performed in 2005, Sputnik agreed to pay GPT $74,000, with an immediate payment due of $19,000, plus 500,000 shares of Sputnik stock. As of December 31, 2004, Sputnik has made no cash payments and issued no stock to GPT.  Additionally, 750,000 shares will be issued upon effectiveness of the registration.

NOTE 6 - EQUITY

Sputnik was incorporated on September 27, 2001 in the State of Delaware, with 10,000,000 shares of authorized stock at $0.0001 par value. On February 10, 2005 Sputnik converted to a Nevada Corporation, with 50,000,000 shares of authorized stock at $0.001 par value. The newly authorized shares and par value are reflected retroactively in the accompanying financial statements.

In April 2005 Sputnik memorialized in a Board of Director's meeting its plans regarding the issuance of stock to founders and consultants. Those plans assign specific numbers of shares to the founders and consultants, with an allocation of the shares occurring over several years. These stock issuance plans are presented retroactively in the accompanying financial statements. The financial statements include an obligation of $632,441, representing the issuance of 6,394,061 shares that were approved but not issued as of December 31, 2004.

In December 2003, 2,250,000 shares were issued to founders for $131 in cash.  The shares were valued at $67,500 creating an additional compensation expense of $67,369.

In December 2003, 76,044 shares valued at $2,281 were issued to various consultants for services rendered.

In January 2004, 139,295 shares were approved to an consultant for $56.  The shares were valued at $6,965 creating an additional expense of $6,909.  The shares were subsequently issued in May 2005.

In December 2004, 6,000,000 shares valued at $600,000 were approved to a founder for services.  The shares were subsequently issued in May 2005.

In December 2004, 254,766 shares valued at $25,477 were approved to various consultants for services rendered.  The shares were subsequently issued in May 2005.

NOTE 7 - STOCK OPTION PLAN

In April 2005 Sputnik terminated its 2003 Stock Option Plan ("the Plan"). Sputnik did not issue any options under the Plan.

NOTE 8 - RESTATEMENT

The following summarizes the restatement of the balance sheet as of December 31, 2004 and statements of operations for the years ended December 31, 2004 and 2003 for the related errors primarily due to the timing and valuation of stock issuances.  The change occurred due to the revaluation of 6,894,061 shares issued in 2004 at a cost of $682,441. Additionally, non-cash compensation and research and development costs have been disclosed separately on the statements of operations.

BALANCE SHEET

December 31, 2004

	Previous	Change	Restated
ASSETS
Total Current Assets	50,839		50,839
Property and equipment	2,947		2,947
Deposit	2,700		2,700
TOTAL ASSETS	$ 56,486		$ 56,486

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Bank revolving line of credit	$ 70,820		$ 70,820
Accounts payable	46,263	19,000	65,263
Stock payable	130,062	552,379	682,441
Other current liabilities	4,648	(2)	4,646
Total Current Liabilities	251,793	571,377	823,170

Stockholders' Deficit
Common stock, $.001 par value, 50,000,000 shares authorized, 6,694,358
shares issued and outstanding	5,603	1,091	6,694
Paid-in capital	82,501	24,269	106,770
Retained deficit	(283,411)	(596,773)	(880,148)

Total Stockholders' Deficit	(195,307)	(571,377)	(766,684)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 56,486		$ 56,486

STATEMENT OF OPERATIONS

Year Ended December 31, 2004

	Previous	Change	As Restated

Revenue	$ 329,429		$ 329,429
Cost of goods sold	172,400		172,400
Gross profit	157,029		157,029

Expenses
Non-cash compensation	44,702	641,223	685,925
General and administrative costs	196,902	(64,050)	132,852
Research and development	-	79,656	79,565
Depreciation and amortization	268		268
Total operating expense	241,872	656,738	898,610
Operating Loss	(84,843)	(656,738)	(741,581)

Interest expense	(2,776)		(2,776)

NET LOSS	$(87,619)	(656,738)	$(744,357)

Basic and diluted loss per share	$(0.02)		$(0.11)
Weighted average shares outstanding	5,455,572		6,694,358

STATEMENT OF OPERATIONS

Year Ended December 31, 2003

	Previous	Change	As Restated

Revenue	$ 24,761	(1)	$ 24,670
Cost of goods sold	16,498		16,498
Gross profit	8,172		8,172

Expenses
Non-cash compensation	-	250	250
General and administrative costs	87,811	(70,432)	17,379
Research and development	-	70,181	70,181
Depreciation and amortization	-		-
Total operating expense	87,811		87,810
Operating Loss	(79,638)		(79,638)

Interest expense	-		-

NET LOSS	$ (79,639)	1	$ (79,638)

Basic and diluted loss per share	$ (0.02)		$ (0.02)
Weighted average shares outstanding	4,388,900		4,562,151

SPUTNIK, INC.BALANCE SHEET

September 30, 2005

(unaudited)

ASSETS

Current Assets
Cash	$ 13,532
Accounts receivable	570
Inventory	31,753
Prepaid expenses	1,350
Total Current Assets	47,205

Property and equipment, net of accumulated depreciation of $1,807	8,419

Deposit	2,700

TOTAL ASSETS	$ 58,324

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$ 42,016
Other current liabilities	9,279
Total Current Liabilities	51,295

Stockholders’ Equity
Common stock, $.001 par value, 50,000,000
shares authorized, 13,448,919 shares
issued and outstanding	13,449
Paid-in capital	878,506
Retained deficit	(884,926)
Stockholders’ Equity	7,029

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 58,324

SPUTNIK, INC.

STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2005 and 2004

(unaudited)

	2005	2004

Revenue	$ 390,128	$ 252,545
Cost of goods sold	189,621	134,179
Gross profit	200,507	118,366

Operating expenses
Non-cash compensation	15,050	6,909
General and
administrative costs	(190,507)	(89,992)
Research and development	(57,188)	(49,607)
Depreciation and amortization	1,539	-
Total operating expenses	(264,284)	(146,508)
Operating income (loss)	(63,777)	(28,142)

Gain on legal settlement	61,000	-
Interest expense	(2,001)	(12)
NET INCOME (LOSS)	$ (4,778)	$ (28,154)

Basic and diluted loss
per share	$ (0.00)	$ (0.00)

Weighted average shares
Outstanding	13,448,919	6,694,358

SPUTNIK, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

Year ended December 31, 2004 and Nine Months ended September 30, 2005

	Common		Additional Paid	Retained
	Shares	Stock	in Capital	Deficit	Totals
Balances,
December 31, 2003	6,694,358	6,694	106,770	(135,791)	(22,327)

Net loss				(744,357)	(744,357)

Balances,
December 31, 2004	6,694,358	6,694	106,770	(880,148)	(766,684)

Shares issuances
For stock payable	7,704,061	7,704	755,737		763,441
For services	150,500	151	14,899		15,050

Shares returned	(1,100,000)	(1,100)	1,100		-

Net loss				(4,778)	(4,778)

Balances,
September 30, 2005	13,448,919	13,449	878,506	(884,926)	7,029

SPUTNIK, INC.

STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 2005 and 2004

(unaudited)

	2005	2004

Cash Flows from Operating Activities
Net loss	$ (4,778)	$ (28,154)
Adjustments to reconcile net loss to
cash used by operating activities
Depreciation	1,539	-
Stock issued for services	15,050	-
Changes in working capital:
Accounts receivable	5,035	3,614
Stock payable	-	6,909
Inventory	3,541	(20,877)
Accounts payable and accrued liabilities	(18,617)	13,767
Prepaid expenses	20	(3,215)

Net cash provided (used) by operating activities	1,790	(27,956)

Cash Flows from Investing Activities
Purchase of property and equipment	(7,011)	-

Net cash used by investing activities	(7,011)	-

Cash Flows from Financing Activities
Line of credit	(70,818)	55,731
Deposit on stock payable	81,000	56

Net cash provided by financing activities	10,182	55,787

Net change in cash	4,961	27,831
Cash at beginning of period	8,571	6,839

Cash at end of period	$ 13,532	$ 34,670

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest	$ -	$ -
Cash paid during the period for taxes	-	-

Supplemental Non-cash Investing and Financing Information
Stock issued for debt	$ 763,441	$ -
Shares returned for settlement	1,100	-

SPUTNIK, INC.

Notes to Financial Statements

 (unaudited)

NOTE 1 - BASIS OF PRESENTATION

The interim financial statements of Sputnik, Inc. (“Sputnik”) and the summarized notes included herein were prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, pursuant to rules and regulations of the Securities and Exchange Commission. Because certain information and notes normally included in complete financial statements prepared in accordance with accounting principles generally accepted in the United States of America were condensed or omitted pursuant to such rules and regulations, it is suggested that these financial statements be read in conjunction with the financial statements and the notes thereto included in this Form SB-2.  In the opinion of management, these interim financial statements include all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of financial position and results of operations for the interim periods presented. Such financial results should not be construed as necessarily indicative of future results.

NOTE 2 – EQUITY

In January 2005, 810,000 shares sold for $81,000 in proceeds.  The shares were subsequently issued in May 2005.

In April 2005, 150,500 shares valued at $15,050 were issued to various consultants for services.

In May 2005, 7,704,061 shares valued at $763,441 were issued to settle accrued stock payables, and 1,100,000 shares were returned to Sputnik from an original founder as part of his settlement agreement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PRELIMINARY PROSPECTUS

SPUTNIK, INC.

Dated ________________, 2005

We are offering up to a total of 500,000 of common stock in a best efforts, no minimum, direct public offering, without any involvement of underwriters or broker-dealers. The offering price is $1.00 per share. The offering will terminate within 120 days from the date of this prospectus.  At our sole discretion, we may extend the offering for an additional 120 days. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Our common stock will be sold by our officers and directors for no compensation.

Dealer Prospectus Delivery Obligation

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Nevada law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Sputnik will pay all expenses in connection with this offering.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$ 50.00
EDGAR Filing Fee	2,000
Attorney's fees and expenses	25,000
Accountant's fees and expenses	10,000
Transfer agent's and registrar fees and expenses	1,500
Printing and engraving expenses	1,500
Miscellaneous expenses	-
GoPublicToday.com*	$74,000
Total	$ 114,050

*The purpose of all parts of this fee are described in Certain Relationships and Certain Transactions

Item 26.  Recent Sales of Unregistered Securities.

In April 2005, we memorialized in a Board of Director's meeting our plans regarding the issuance of stock to our founders and consultants. The Audited Financial Statements for the year ended December 31, 2004 include an obligation of $632,441, representing the issuance of 6,394,061 shares that were approved but not issued as of December 31, 2004.  These shares were valued at $632,441 on our financial statements based upon contemporaneous cash stock sales to non-affiliates.

On April 9, 2002, we issued 2,000,000 shares of our Common Stock to David LaDuke, in consideration for his services as our CEO and founder.

On April 9, 2002, we issued 1,000,000 shares of our Common Stock to our Director, Arthur Tyde, in consideration for his services as a Director of Sputnik.

On April 9, 2002, we issued 1,250,000 shares of our Common Stock to a former Director in consideration for services provided to the Company, of which we have both since agreed to cancel 1,100,000 shares. (see "Recent Events" under "Description of Business," above).

On December 31, 2002, we issued an aggregate of 118,314 shares of our Common Stock to seven (7) individuals in consideration for consulting services provided to us, including services in connection with our website, corporate identity design, finances, legal services and sales. We valued these shares at $.01 per share by assigning a minimal value based on our limited operating history.

On December 2, 2003, we issued 1,250,000 shares of our Common Stock to Kathy Giori for $75 in connection with Ms. Giori's service to the Company in her capacity as Director of Product Management. We valued these shares at $.03 per share by assigning a minimal value based on our limited operating history.  This created an additional expense to the company of $37,425.

On December 11, 2003, we issued 1,000,000 shares of our Common Stock to Scott Hutton for $56 in connection with services he provided us as our Director of Engineering. We valued these shares at $.03 per share by assigning a minimal value based on our limited operating history. This created an additional expense to the company of $29,944.

On December 31, 2003, we issued an aggregate of 76,044 shares of our Common Stock to seven (7) individuals in consideration for services provided us that included services in connection with our web development, office space, finances, marketing and software development. We valued these shares at $.03 per share by assigning a minimal value based on our limited operating history.

A.  On January 5, 2004, we agreed issued 139,295 shares of our Common Stock to Vesna Swartz for $56 in connection with her engagement as our Vice President of Marketing and Business Development.  Her employment and services provided to Sputnik amicably ceased on August 9, 2004. We valued these shares at $.05 per share by assigning a minimal value based on our limited operating history. This created an additional expense to the company of $6,909.

B.  In December 2004, we agreed to issue an additional 6,000,000 shares of our Common Stock to David LaDuke, in consideration for his services as our CEO and founder.

C.  On December 31, 2004, we agreed to issue an aggregate of 254,766 shares of our Common Stock to Twenty-Three (23) individuals in consideration for consulting services provided to us in connection with marketing, legal services, web development, software development, office management, operations, finances, technological strategy, public relations and telesales, which were not issued as of December 31, 2004.

D.  On December 31, 2004, we issued 500,000 shares of our restricted Common Stock to GoPublicToday.com in consideration for services GoPublicToday.com agreed to perform for the Company in connection with the Company becoming listed on the OTC Bulletin Board.

E.  On January 5, 2005, we sold 810,000 shares of our Common Stock in a private offering to Twelve (12) individuals in consideration for an aggregate amount of $81,000. The price per share was $.10 in these private offering. These shares were issued in May 2005.

In May 2005, the 7,704,061 shares set forth in A, B, C, D and E above were issued.

On April 8, 2005, we issued 150,500 shares of our Common Stock to Seven (7) individuals in consideration for consulting services provided to us in connection with software development, higher education market advisory, sales, legal advice, software development and operations.  We valued these shares at $.10 per share by assigning a minimal value based on our limited operating history.

The valuations assigned above were calculated in a gradual step up by year from original valuation (determined by our officers and directors) of $.01 in 2002, to $.03 in 2003, to $.05 in January 2004, and to the $.10 for shares authorized in December 2004 and for the private offerings we conducted to our friends, family and close associates occurring in early 2005. Our valuation method is reflected in our balance sheets included with this registration statement.

Our shares were issued in all of the foregoing transactions in reliance upon Section 4(2) of the 1933 Act in view of the following:

o

None of these issuances involved underwriters, underwriting discounts or commissions.

o

Restrictive legends were and will be placed on all certificates issued as described above.

o

The distribution did not involve general solicitation or advertising.

The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In addition to representations given to us by the above-referenced investors, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Furthermore, all of the above-referenced persons were provided the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Item 27.  Exhibits

Exhibit No.	Description of Exhibit

1.	Subscription Agreement*

3.1	Certificate of Incorporation, and Amendments thereto - State of Delaware

3.2	Original By-Laws

3.3	Articles of Conversion - Nevada Corporation

3.4	Articles of Incorporation (restated) - State of Nevada

3.5	Amended By-Laws

5	Opinion of Counsel

10.1	Agreement with GoPublicToday.com

10.2	General Release and Settlement Agreement with former Officer and Director*

10.3	Corporate Office Lease

10.4	Form of Independent Contractor Agreement

10.5	Agreement with Scott Hutton*

10.6	Agreements with Kathy Giori*

23.1(1)	Consent of Williams Law Group, P.A. (included with Exhibit 5)

23.2	Consent of Malone & Bailey.*

*filed herewith

(1)  Incorporated by reference to Exhibit 5.1.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

(ii)  Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)  Include any additional or changed material information on the plan of distribution;

(2)  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of San Francisco, State of California on November 7, 2005.

SPUTNIK, INC.

By: /s/ David LaDuke
Name: David LaDuke
Title: Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Name	Title	Date

/s/ David LaDuke	David LaDuke	Chief Executive Officer	November 7, 2005
Principal Accounting Officer and Principal Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Name	Title	Date

/s/ David LaDuke	David LaDuke	Director	November 7, 2005

/s/ Arthur Tyde	Arthur Tyde	Director	November 7, 2005